Exhibit 99.1

Hatteras Financial Corp. Announces First Quarter 2014 Financial Results

WINSTON-SALEM, N.C.--(BUSINESS WIRE)--April 22, 2014--Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	GAAP net income of $0.12 per weighted average share
•	Core earnings of $0.64 per weighted average share
•	Dividend of $0.50 per common share
•	Quarter end book value of $21.81 per common share
•	GAAP leverage of 6.3 to 1
•	Leverage of 7.7 to 1, including TBA dollar rolls
•	Weighted average constant prepayment rate (“CPR”) of 13.0 for the quarter

First Quarter 2014 Results

During the quarter ended March 31, 2014, the Company had GAAP net income available to common shareholders of $11.3 million, or $0.12 per diluted common share, compared to net loss of ($15.4) million, or ($0.16) per diluted common share during the quarter ended December 31, 2013.  The increase in net income was primarily due to an increase in gains on sales of the Company’s agency securities which were partially offset by losses on its derivative instruments. The Company realized a net gain on sale of mortgage-backed securities (MBS) of $7.4 million during the quarter compared to a loss of ($68.7) million for the previous quarter.  For the quarter ended March 31, 2014, the Company had core earnings of $0.64 per common share compared to $0.51 per common share during the quarter ended December 31, 2013.  “Core earnings" represents a non-GAAP measure and is calculated as net interest margin, as adjusted for certain derivative impacts, and after deducting operating expenses and dividends on preferred stock.  Management believes core earnings is additional useful information of the Company’s performance in light of, among other things, the discontinuation of hedge accounting for its interest rates swaps effective at the beginning of the fourth quarter of 2013.

Net interest margin for the quarter ended March 31, 2014 was $58.1 million, compared to $64.0 million for the quarter ended December 31, 2013.  The Company’s net interest spread was essentially unchanged at 1.25% for the first quarter of 2014 compared to 1.26% in the fourth quarter of 2013.  The yield on the Company’s agency securities was 2.22% in the first quarter compared to 2.16% in the fourth quarter as a rise in mortgage rates in the second half of 2013 caused a slowdown in prepayments and less amortization expense.

The Company’s cost of funds increased 0.07% to 0.97% for the quarter ended March 31, 2014 compared to the previous quarter.  The Company’s average short term financing rate decreased to 0.35% in the first quarter of 2014 from 0.36% in the fourth quarter of 2013.  The Company’s effective cost of funds, which includes certain interest rate swap adjustments, was 1.09% as compared to 1.05% in the prior quarter.  Operating expenses decreased to $7.2 million from $7.5 million in the previous quarter.  The total annualized expense ratio for the quarter was 1.18% of average shareholders’ equity for the quarter ended March 31, 2014 as compared to 1.25% for the fourth quarter, reflecting higher equity in the first quarter along with decreased expenses.

“The first quarter was one of few surprises and relative market stability,” said Michael Hough the Company’s Chief Executive Officer. “Hatteras’ portfolio has been positioned well for the recent trading range volatility and we remain biased from a risk perspective toward the possibility of higher interest rates. We will continue to closely watch economic conditions and Fed policy to be best prepared for future rate volatility.  In the meantime, current mortgage rates suggest that prepayments should remain benign although perhaps a little higher than in the first quarter.  We expect this to bode well for earnings and stability this year absent unexpected news or volatility.”

Dividend

The Company declared a dividend of $0.50 per share of common stock with respect to the quarter ended March 31, 2014, consistent with the quarter ended December 31, 2013.  Based on the closing share price of $18.85 on March 31, 2014, the first quarter dividend equates to an annualized yield of 10.6%.

Portfolio

The Company’s weighted average earning assets, consisting of residential mortgage securities issued primarily by Fannie Mae and Freddie Mac, was $20.5 billion (on a book value basis) for the quarter ended March 31, 2014, compared to $20.1 billion for the previous quarter.  The fair value of our earning assets as of March 31, 2014 and December 31, 2013 is summarized below.

(Dollars in thousands)	March 31, 2014			December 31, 2013
	% of Earning Assets	Market Value	Wtd. Avg. Coupon	% of Earning Assets	Market Value	Wtd. Avg. Coupon
ARM securities	80.5%	$16,660,882	2.79%	89.8%	$16,401,789	2.80%
15-year fixed securities	2.3%	477,074	3.50%	6.8%	1,240,743	3.46%
15-year dollar roll TBA securities	17.2%	3,551,765	3.41%	3.4%	627,188	3.50%
	100.0%	$20,689,721	2.91%	100.0%	$18,269,720	2.87%

The annualized yield on our average ARMs and 15-year fixed securities was 2.22% for the first quarter of 2014, compared to 2.16% for the fourth quarter of 2013, due to the increase in average coupon and due to lower premium amortization.

At March 31, 2014, the Company also owned 15-year TBA dollar rolls with a fair value of $3,551.8 million, as shown in the table above.  The Company accounts for TBA dollar roll positions as derivative instruments and recognizes dollar roll income/(loss) in other income (loss), net on the Company's financial statements. As of March 31, 2014, the Company's net TBA dollar roll position had a cost basis of approximately $3,565.4 million and a net carrying value of ($13.6) million reported in other liabilities on the Company's balance sheet.  The Company uses dollar rolls as an alternative financing for its 15-year fixed rate positions.

During the first quarter of 2014, the expense of amortizing the premium on the Company’s securities was $22.1 million, compared to $26.7 million during the fourth quarter of 2013.  The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annualized basis) during the first quarter of 2014 was 17.7%, compared to 19.6% during the fourth quarter of 2013, indicating the extent of the slowdown in mortgage refinancing.  The Company’s weighted-average one-month CPR for the quarter ended March 31, 2014 was 13.0, as compared to 14.2 for the quarter ended December 31, 2013.  CPR measures unscheduled repayment rate as a percentage of principal on an annualized basis.

Portfolio Financing and Leverage

At March 31, 2014, the Company financed its portfolio with approximately $15.2 billion of borrowings under repurchase agreements.  The Company’s debt-to-shareholders’ equity ratio at March 31, 2014, was 6.3 to 1 compared to 7.0 to 1 as December 31, 2013.  The Company’s effective leverage, which includes the effects of TBA dollar roll financing, was 7.7 to 1 at March 31, 2014 compared with 7.3 to 1 at December 31, 2013.  At March 31, 2014, the Company’s repurchase agreements had a weighted-average remaining term of approximately 25 days.

The Company uses interest rate swap agreements and Eurodollar futures contracts to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio.  As of March 31, 2014, the Company had entered into interest rate swaps and Eurodollar futures contracts with effective notional amounts and rates as shown in the following table.

(Dollars in thousands)	Eurodollar	Eurodollar	Swap	Swap		Weighted-Average
	Futures	Futures Rate	Notional	Rate	Total	Rate
Effective 2014	$1,675,000	0.33%	$9,066,667	1.33%	$10,741,667	1.18%
Effective 2015	$7,089,500	0.99%	5,825,000	1.28%	12,914,500	1.12%
Effective 2016	$6,677,750	2.01%	3,100,000	0.71%	9,777,750	1.60%
Effective 2017	$6,102,750	2.98%	850,000	0.90%	6,952,750	2.73%
Effective 2018	$3,716,500	3.70%	50,000	0.96%	3,766,500	3.67%
Effective 2019	$770,250	4.15%	-	-	770,250	4.15%
Effective 2020	$272,250	4.38%	-	-	272,250	4.38%
Effective 2021	$45,250	4.46%	-	-	45,250	4.46%

Book Value

The Company’s book value (shareholders’ equity less preferred stock liquidation preference) per share on March 31, 2014 was $21.81, up 1.4%, from the per share book value of $21.50 on December 31, 2013.  On a per share basis, the book value at March 31,

2014 consisted of $25.31 of common equity, ($4.11) of retained losses, $1.50 of unrealized gains on agency securities, and ($0.89) of unrealized losses on interest rate swaps.

Conference Call

The Company will host a conference call at 10:00 a.m. ET on Wednesday, April 23, 2014, to discuss financial results for the quarter ended March 31, 2014.  To participate in the event by telephone, please dial (888) 317-6016 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call.  International callers should dial (412) 317-6016. Canada callers should dial (855) 669-9657.  A digital replay of the call will be available on Wednesday, April 23, 2014 at approximately 12:00 noon ET through Thursday, May 1, 2014 at 9:00 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 10044543.  International callers should dial (412) 317-0088 and enter the same conference ID number.  Canada callers should dial (855) 669-9658. The conference call will also be webcast live over the Internet and can be accessed at Hatteras' web site at www.hatfin.com.  To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  An audio replay of the event will be archived on Hatteras' web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in single-family residential mortgage real estate assets, such as pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC.  Hatteras is a component of the Russell 1000® index.

Non-GAAP Measures

In addition to the Company’s results presented in accordance with GAAP, this press release includes certain non-GAAP financial information.  Management’s decision to present these supplemental non-GAAP measures arose largely from two developments during 2013: 1) the Company’s cessation of hedge accounting for its interest rates swaps effective September 30, 2013, 2) increased use of Futures Contracts as interest rate hedges, and 3) the Company’s use of TBA dollar rolls, which generate non-traditional investment income and embody off-balance sheet financing.  These changes result in the recognition of material fair value adjustments in net income, as well as line item classifications that make it difficult to clearly explain the economics of the Company’s results and strategies without supplemental disclosures.  The non-GAAP measures the Company employs include effective interest expense, effective net interest margin, core earnings, and certain financial metrics derived from non-GAAP information, such as effective cost of funds and effective leverage.  The Company uses these measures internally to assess its results and financial condition.  Therefore, the Company believes that providing these measures gives users of financial information additional clarity regarding its performance and financial condition, and better enables them to see “through the eyes of management.”

These measures involve differences from results computed in accordance with GAAP, and should be considered supplementary to, and not as a substitute for, the Company’s results computed in accordance with GAAP.  Further, the Company’s definition of these non-GAAP measures may not be comparable to other similarly-titled measures of other companies.  Reconciliations of each non-GAAP measure to its nearest directly comparable measure calculated in accordance with GAAP are included below.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," ”will,” "expect," "intend," "anticipate," "estimate," ”should,” "project" or similar expressions.  You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements.  Forward-looking statements in this press release include, among others, statements about the Company’s MBS portfolio and repurchase agreements, future volatility in the domestic and global economies and interest rates, prepayment rates, future earnings, risks in the portfolio and the Company’s return profile. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Table 1

Hatteras Financial Corp.

Consolidated Balance Sheets

(Dollars in thousands, except share related amounts)
	(Unaudited)
	March 31, 2014	December 31, 2013
Assets
Mortgage-backed securities, at fair value
(including pledged assets of $15,897,380 and $17,049,670 at March 31, 2014	$17,137,956	$17,642,532
and December 31, 2013, respectively)
Cash and cash equivalents	250,258	763,326
Restricted cash	231,591	225,379
Unsettled purchased mortgage-backed securities, at fair value	157,201	-
Receivable for securities sold	-	231,214
Accrued interest receivable	53,629	55,156
Principal payments receivable	70,524	95,021
Debt security, held to maturity, at cost	15,000	15,000
Interest rate swap asset	12,703	15,841
Other assets	36,393	33,891
Total assets	$17,965,255	$19,077,360

Liabilities and shareholders’ equity
Repurchase agreements	$15,183,457	$16,129,683
Dollar roll liability	-	351,826
Payable for unsettled securities	157,387	-
Accrued interest payable	3,475	8,279
Interest rate swap liability	106,132	125,133
Futures contract liability	48,584	36,733
Dividend payable	52,885	52,929
Accounts payable and other liabilities	20,621	8,676
Total liabilities	15,572,541	16,713,259

Shareholders’ equity:
7.625% Series A Cumulative Redeemable Preferred stock, $.001 par value, 25,000,000 shares authorized, 11,500,000 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively ($287,500 aggregate liquidation preference)	278,252	278,252
Common stock, $.001 par value, 200,000,000 shares authorized, 96,515,027 and 96,601,523 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	97	97
Additional paid-in capital	2,451,966	2,453,018
Accumulated deficit	(396,154)	(359,214)
Accumulated other comprehensive income (loss)	58,553	(8,052)
Total shareholders’ equity	2,392,714	2,364,101
Total liabilities and shareholders’ equity	$17,965,255	$19,077,360

Table 2

Hatteras Financial Corp.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except share related amounts)

	Three Months Ended March 31
	2014	2013

Interest income:
Interest income on mortgage-backed securities	$96,307	$124,241
Interest income on short-term cash investments	282	442
Total interest income	96,589	124,683

Interest expense	38,451	53,277

Net interest margin	58,138	71,406

Operating expenses:
Management fee	4,154	4,720
Share based compensation	860	629
General and administrative	2,147	1,369
Total operating expenses	7,161	6,718

Other income (loss):
Net realized gain (loss) on sale of mortgage-backed securities	7,436	2,500
Gain (loss) on derivative instruments, net	(41,615)	51
Total other income (loss)	(34,179)	2,551

Net income	16,798	67,239
Dividends on preferred stock	5,480	5,480
Net income available to common shareholders	$11,318	$61,759

Earnings per share - common stock, basic	$0.12	$0.62

Earnings per share - common stock, diluted	$0.12	$0.62

Dividends per share of common stock	$0.50	$0.70

Weighted average common shares outstanding, basic	96,606,081	98,827,587

Weighted average common shares outstanding, diluted	96,606,081	98,827,587

Table 3

Hatteras Financial Corp.

Consolidated Statements of Comprehensive Income

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31
	2014	2013

Net income	$16,798	$67,239

Other comprehensive income:

Net unrealized gains (losses) on securities available for sale	34,138	(18,852)
Net unrealized gains on interest rate hedges	32,467	25,046
Other comprehensive income	66,605	6,194

Comprehensive income	$83,403	$73,433

Table 4

Key Statistics (1)

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)	Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Statement of Income Data
Interest income	$96,589	$104,768	$107,343	$115,474	$124,683
Interest expense	(38,451)	(40,754)	(51,599)	(52,079)	(53,277)
Net interest margin	58,138	64,014	55,744	63,395	71,406

Operating expenses	(7,161)	(7,508)	(6,697)	(6,943)	(6,718)

Other income (loss):
Net realized gain (loss) on sale of mortgage-backed securities	7,436	(68,679)	(225,635)	8,802	2,500
Impairment of mortgage-backed securities	-	-	(8,102)	-	-
Gain (loss) on derivative instruments, net	(41,615)	2,205	(77,456)	5,485	51
Total other income (loss)	(34,179)	(66,474)	(311,193)	14,287	2,551

Net income (loss)	16,798	(9,968)	(262,146)	70,739	67,239
Dividends on preferred stock	(5,480)	(5,481)	(5,481)	(5,480)	(5,480)
Net income (loss) available to common shareholders	$11,318	$(15,449)	$(267,627)	$65,259	$61,759

Earnings (loss) per share, basic and diluted	$0.12	$(0.16)	$(2.72)	$0.66	$0.62

Weighted average shares outstanding	96,606	97,390	98,318	98,830	98,828

Distributions per common share	$0.50	$0.50	$0.55	$0.70	$0.70

Key Statistics (2)
Average MBS	$17,328,195	$19,309,176	$23,825,254	$24,824,334	$24,126,341
Average debt (3)	$15,787,282	$18,013,431	$21,990,508	$22,701,463	$22,342,818
Average equity	$2,437,624	$2,405,778	$2,429,402	$3,034,954	$3,066,197
Average portfolio yield	2.22%	2.16%	1.80%	1.85%	2.06%
Average cost of funds	0.97%	0.90%	0.94%	0.92%	0.95%
Interest rate spread	1.25%	1.26%	0.86%	0.93%	1.11%
TBA dollar roll income	$20,821	$5,605	$-	$-	$-
Average TBA dollar roll position	$3,151,215	$803,746	$-	$-	$-
Average portfolio yield, including TBA dollar roll income	2.29%	2.19%	1.80%	1.85%	2.06%
Effective interest expense (4)	$43,179	$47,411	$51,599	$52,079	$53,277
Effective cost of funds (4)	1.09%	1.05%	0.94%	0.92%	0.95%
Effective net interest margin (5)	$74,231	$62,962	$55,744	$63,395	$71,406
Effective interest rate spread (6)	1.20%	1.14%	0.86%	0.93%	1.11%
Core earnings (7)	$61,590	$49,973	$43,566	$50,972	$59,208
Core earnings per share, basic and diluted	$0.64	$0.51	$0.44	$0.52	$0.60
Constant Prepayment Rate (CPR)	13.0	14.2	19.7	20.8	19.0
Average annual portfolio repayment rate	17.66%	19.55%	27.72%	28.10%	26.01%
Debt to equity (at period end)	6.3:1	7.0:1	7.9:1	9.3:1	7.4:1
Debt to capital (at period end)	5.6:1	6.1:1	6.8:1	8.3:1	8.1:1

(1)

This table includes non-GAAP financial measures.  See the earlier section on non-GAAP Measures for important disclosures, as well as Tables 10 and 11 which contain reconciliations to the most comparable U.S. GAAP measures.

(2)	The averages presented herein are computed from the Company’s books and records, using daily weighted values. Percentages are annualized, as appropriate.
(3)

Average debt includes borrowings under repurchase agreements and dollar roll liability as presented on the balance sheet.  It does not include off-balance sheet financing related to the Company’s TBA dollar roll position.

(4)

Effective interest expense includes certain interest rate swap adjustments.  Effective cost of funds is effective interest expense for the period on an annualized basis divided by average repurchase agreements and dollar roll liability for the period.  See Table 10.

(5)	Effective net interest margin includes certain interest rate swap adjustments and TBA dollar roll income. See Table 11.
(6)	Effective interest rate spread is the difference between average portfolio yield including TBA dollar roll income and effective cost of funds for the period.
(7)	Core earnings consists of effective interest margin reduced by operating expenses and dividends on preferred stock for the period. See Table 11.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 5

Mortgage-backed Securities Portfolio as of March 31, 2014

	Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Estimated Fair Value	% of Total
Agency Securities
Fannie Mae Certificates
ARMS	$9,553,321	$(36,442)	$171,484	$9,688,363	56.5%
Fixed Rate	303,611	(345)	817	304,083	1.8%
Total Fannie Mae	9,856,932	(36,787)	172,301	9,992,446

Freddie Mac Certificates
ARMS	6,964,182	(54,734)	63,071	6,972,519	40.7%
Fixed Rate	173,086	(196)	101	172,991	1.0%
Total Freddie Mac	7,137,268	(54,930)	63,172	7,145,510

Total Agency Securities	$16,994,200	$(91,717)	$235,473	$17,137,956

Table 6

Mortgage-backed Securities—Months to Reset as of March 31, 2014

ARMs

Months to Reset	% of ARM Portfolio	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
0-12	8.7%	$1,368,577	3.30%	$101.82	$1,393,433	$106.35	$1,455,467
13-24	12.9%	2,030,467	3.24%	$102.58	2,082,900	$105.70	2,146,155
25-36	12.5%	1,992,070	2.75%	$102.61	2,044,075	$104.53	2,082,309
37-48	15.4%	2,467,224	2.93%	$102.78	2,535,811	$104.30	2,573,318
49-60	20.9%	3,369,578	2.72%	$102.87	3,466,190	$103.15	3,475,606
61-72	20.8%	3,399,282	2.38%	$103.34	3,512,700	$101.72	3,457,582
73-84	8.8%	1,440,849	2.61%	$102.72	1,480,028	$101.89	1,468,053
109-120	0.0%	2,351	3.13%	$100.64	2,366	$101.74	2,392
Total ARMS	100.0%	$16,070,398	2.79%	$102.78	$16,517,503	$103.67	$16,660,882

Fixed

	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
Total Fixed Rate	$454,605	3.50%	$104.86	$476,697	$104.94	$477,074

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 7

Repo Borrowings as of March 31, 2014

		Weighted Average
	Balance	Contractual Rate
Within 30 days	$13,752,842	0.28%
30 days to 3 months	1,430,615	0.63%
	$15,183,457	0.33%

Table 8

Swap Portfolio as of March 31, 2014

		Remaining	Weighted Average
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$2,800,000	8	1.80%
Over 12 months to 24 months	3,300,000	17	1.53%
Over 24 months to 36 months	2,400,000	30	0.95%
Over 36 months to 48 months	1,600,000	41	0.87%

Total	$10,100,000	22	1.36%

Forward Starting Swaps
included above		Average	Weighted Average
	Notional	Term	Fixed Interest
Cash flow beginning in	Amount	in Months	Rate in Contract

12 months or less	$600,000	43	0.91%

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 9

Components of Gain (Loss) on Derivative Instruments, Net

	Three Months Ended March 31
	2014	2013
Interest rate swaps – fair value adjustments	$15,863	$-
Interest rate swaps – monthly net settlements	(29,412)	-
Futures Contracts – fair value adjustments	(17,382)	-
Futures Contracts – realized gains (losses)	(18,606)	51
TBA dollar roll income	20,821	-
Realized and unrealized losses on TBA dollar rolls	(12,899)	-
Gain (loss) on derivative instruments, net	$(41,615)	$51

Table 10

Reconciliation of GAAP Interest Expense to

Effective Interest Expense and Effective Cost of Funds

	Three Months Ended
	March 31, 2014		December 31, 2013		March 31, 2013
	Amount	% (1)	Amount	% (1)	Amount	% (1)

Interest expense	$38,451	0.97%	$40,754	0.90%	$53,277	0.95%
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(24,684)	-0.63%	(24,328)	-0.54%	-	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	29,412	0.75%	30,985	0.69%	-	-
Effective interest expense and cost of funds	$43,179	1.09%	$47,411	1.05%	$53,277	0.95%

Average repo and dollar roll liability	$15,787,282		$18,013,431		$22,342,818

(1) Dollar amount on an annualized basis as a percentage of our average repurchase agreements and dollar roll liability

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 11

Reconciliation of GAAP Net Interest Margin to

Effective Net Interest Margin and Core Earnings

	Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Net interest margin	$58,138	$64,014	$55,744	$63,395	$71,406
Less: reclassification of deferred swap losses included in interest expense	24,684	24,328	-	-	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	(29,412)	(30,985)	-	-	-
Dollar roll income	20,821	5,605	-	-	-
Effective net interest margin	74,231	62,962	55,744	63,395	71,406
Total operating expenses	7,161	7,508	6,697	6,943	6,718
Dividends on preferred stock	5,480	5,481	5,481	5,480	5,480
Core earnings	$61,590	$49,973	$43,566	$50,972	$59,208

Core earnings per common share, basic and diluted	$0.64	$0.51	$0.44	$0.52	$0.60

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, 336- 760-9331
Chief Financial Officer
or
Compass Investor Relations
Mark Collinson, Partner, 714-222-5161
www.compass-ir.com